 FOR IMMEDIATE RELEASE
                                        Contact:                       Bob Deere
                                          Chief Financial Officer
                                          (713) 860-2516

GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS

Houston – November 6, 2008 – Genesis Energy, L.P. (AMEX: GEL) reported today net income for the third quarter of 2008 of $10.8 million, or $0.25 per unit.  This compares to net income in the 2007 period of $1.7 million, or $0.07 per unit.

Net income for the first nine months of 2008 was $19.7 million, or $0.47 per unit.  Net income was $1.9 million, or $0.11 per unit, for the first nine months of 2007.

For the third quarter of 2008, we generated total Available Cash before reserves, a non-GAAP measure, of $23.6 million compared to $7.3 million for the third quarter of 2007.  Available Cash before reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $33.5 million for the third quarter of 2008.

As previously announced, on November 14, 2008, Genesis will pay a total distribution of $13.7 million, comprised of $12.7 million or $0.3225 per unit with respect to our limited partner units and $1.0 million to our general partner including its incentive distribution, attributable to the third quarter of 2008.

Grant Sims, CEO, said “This is the thirteenth consecutive quarter with an increase in the per unit distribution.  Given the $23.6 million of total Available Cash before reserves generated during the third quarter, our total distribution coverage ratio is approximately 1.7 times. These results reflect the ability of our increasingly integrated business to perform in difficult operating environments such as the two hurricanes we experienced this quarter.  As we go through the fourth quarter and look into 2009, the macroeconomic landscape certainly looks more challenging than it did even three months ago.  However, the underlying cash flows from our businesses are not materially impacted by commodity prices and demand for our services appears to be steady.”

“Genesis is fortunate to have approximately $170 million in available cash and debt commitments. This financial flexibility and high coverage of our distributions will be more than adequate to fund the internal accretive capital projects planned for the coming year and give us the ability to be opportunistic to hopefully continue to build long-term value for our unitholders.”

Financial Results

For meaningful comparative purposes, we focused on the change in Genesis’ performance from the second quarter of 2008 rather than the third quarter of 2007 since the Davison businesses were only included for two months of the 2007 quarter.  Segment margin for the third quarter of 2008 was $40.9 million; an increase of $3.9 million as compared to the second quarter of 2008.  The increase in segment margin resulted from increased contribution from our pipeline and supply and logistics segments of our business.  These increases more than offset the third quarter negative impacts of two hurricanes on our operations.  While we suffered no lasting effects from the hurricanes, operations were temporarily disrupted in Louisiana, Mississippi and Texas due to power outages in those areas following landfall of the storms.

Quarterly Comparison – 2008 Third Quarter to 2008 Second Quarter

	Third	Second
	Quarter	Quarter
	2008	2008	Variance

Segment Margin:
Pipeline Transportation	$10,642	$6,828	$3,814
Refinery Services	13,041	17,616	(4,575)
Industrial Gases	3,505	3,043	462
Supply & Logistics	13,690	9,492	4,198
Total Segment Margin	$40,878	$36,979	$3,899

Pipeline transportation segment margin includes an additional $4.4 million related to the CO2 pipelines acquired from Denbury on May 30, 2008, accounting for the majority of the increase in that segment’s contribution. Volumes shipped on our crude oil pipelines declined by 2,758 barrels per day between the quarters, primarily as a result of Hurricane Ike’s effect on the power supply to our pipeline and our shippers’ facilities.

Our refinery services segment margin declined by $4.6 million between the second and third quarters largely due to the effects of Hurricanes Gustav and Ike on a refinery in Lake Charles, Louisiana that experienced power outages totaling twelve days. Additionally, shipping schedules were disrupted by both Hurricane Gustav and Hurricane Ike.  The combination of these two factors resulted in 8,336 dry short tons less NaHS sold when compared to the second quarter.

The improvement in the industrial gases segment between the second and third quarters of 2008 resulted from normal seasonal fluctuations in our CO2 sales to industrial customers.  Lastly, the supply and logistics segment experienced significant improvement in segment margin due to increased availability of products for blending and an improvement in the availability of barges and their ability, given river levels, to access our terminals to move product into and out of our facilities.  The inland marine transportation business acquired in July 2008 added $1.5 million to segment margin, inclusive of $0.8 million attributable to minority interests.

Segment margin is defined and reconciled later in this press release to income before income taxes and minority interests.

Quarterly Comparison – 2008 Third Quarter to 2007 Third Quarter

Net income for the 2008 third quarter was $10.8 million or $0.25 per unit.  For the 2007 third quarter, we reported net income of $1.7 million, or $0.07 per unit. The following table presents selected financial information by segment for the three month reporting periods:

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total

Three Months Ended September 30, 2008
Segment margin excluding
depreciation and amortization (a)	$10,642	$13,041	$3,505	$13,690	$40,878

Capital expenditures	$2,299	$992	$-	$107,075	$110,366
Maintenance capital
expenditures	$261	$351	$-	$1,371	$1,983

Revenues:
External customers	$11,836	$61,306	$4,792	$556,396	$634,330
Intersegment	2,589	-	-	-	2,589
Total revenues of reportable segments	$14,425	$61,306	$4,792	$556,396	$636,919

Three Months Ended September 30, 2007
Segment margin excluding
depreciation and amortization (a)	$3,763	$8,545	$3,232	$4,960	$20,500

Capital expenditures	$1,812	$553	$552	$441	$3,358
Maintenance capital
expenditures	$1,624	$269	$-	$255	$2,148

Revenues:
External customers	$5,949	$25,349	$4,373	$317,653	$353,324
Intersegment	946	-	-	-	946
Total revenues of reportable segments	$6,895	$25,349	$4,373	$317,653	$354,270

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses.  It includes our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income before income taxes and minority interests is presented for periods in the table at the end of this release.

Pipeline transportation segment margin increased by $6.9 million between the third- quarter periods.  The two CO2 pipeline transactions completed at the end of May 2008 added $6.5 million to segment margin for the third quarter of 2008.  Throughput increased on the Mississippi and Texas crude oil pipeline systems, while Jay System volumes declined slightly.  Volumes on the Texas and Mississippi Systems were impacted by power outages on those systems or at connecting locations.  An annual tariff increase of approximately 5% on July 1, 2008 improved revenues on the Mississippi and Jay systems.  The effect of higher crude oil market prices on volumetric gains from our pipeline loss allowance was largely offset by greater operating costs in the third quarter of 2008.

Our refinery services segment was acquired in the transaction with the Davison family in late July 2007, therefore the 2007 quarter only included two months of results.

Segment margin from industrial gases activities showed a slight increase primarily related to volumes sold to our CO2 industrial customers.  Volumes sold declined 2.2%; however the average sales price of CO2 increased 12%, primarily due to variations in the volumes sold under contracts with different pricing terms.

Segment margin from supply and logistics activities reflects an increase between the third quarters of 2008 and 2007 of $8.7 million, with approximately $3.7 million of that amount due to the Davison acquisition.  Our mark-to-market unrealized gain from risk management strategies accounted for approximately $1.6 million of this variation.  The inland marine transportation business acquired in July 2008 accounted for approximately $1.5 million of the segment margin increase, inclusive of $0.8 million attributable to minority interests. As we have integrated the operations acquired in the Davison transaction we have focused our petroleum products marketing efforts on products that efficiently utilize the combination of our trucking capacity, our crude oil and products terminals and our access to barges.

General and administrative expenses increased $4.5 million when comparing the third quarter periods.  Approximately $1.3 million of that increase related to the administrative personnel and costs at the Davison locations and $0.5 million related to the inland marine business.  The remainder is attributable to increased professional service fees, headcount increases at our headquarters office and bonus plan expense totaling a combined $2.7 million.

The $9.7 million increase in our depreciation and amortization expenses between 2008 and 2007 third quarters is substantially all attributable to our acquisition of the assets in the Davison and Grifco transactions.

Interest costs in the 2008 second quarter were $0.2 million less than in the prior year.    This decrease is due primarily to a decline in our average interest rate on the obligations under our credit facility of 3.8%. The increase in our outstanding debt at September 30, 2008 is primarily a function of borrowing $225 million to fund the acquisition of CO2 pipelines from Denbury.  Additionally, debt outstanding under the non-recourse credit facility for our inland marine transportation business was $48.2 million at September 30, 2008.

Year-to-Date Comparison

Segment margin for the nine months ended September 30, 2008 increased $70.9 million when compared to the same period in 2007.  As illustrated in the table below, approximately $35.7 million of this increase is attributable to the refinery services segment acquired in the Davison transaction that was completed in July 2007.

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total

Nine Months Ended September 30, 2008
Segment margin excluding
depreciation and amortization (a)	$22,113	$44,245	$9,324	$29,443	$105,125

Capital expenditures	$80,926	$2,700	$2,210	$111,575	$197,411
Maintenance capital
expenditures	$463	$856	$-	$1,648	$2,967
Net fixed and other long-term
assets	$284,926	$441,110	$44,855	$249,387	$1,020,278

Revenues:
External customers	$27,509	$160,945	$13,112	$1,555,991	$1,757,557
Intersegment	6,087	-	-	-	6,087
Total revenues of reportable segments	$33,596	$160,945	$13,112	$1,555,991	$1,763,644

Nine Months Ended September 30, 2007
Segment margin excluding
depreciation and amortization (a)	$8,858	$8,545	$8,804	$7,986	$34,193

Capital expenditures	$2,365	$553	$552	$582	$4,052
Maintenance capital
expenditures	$2,177	$269	$-	$396	$2,842
Net fixed and other long-term
assets	$31,558	$409,510	$48,188	$226,791	$716,047

Revenues:
External customers	$16,956	$25,349	$11,816	$681,667	$735,788
Intersegment	3,062	-	-	-	3,062
Total revenues of reportable segments	$20,018	25,349	$11,816	$681,667	$738,850

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses.  It includes our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income before income taxes and minority interests is presented for periods in the table at the end of this release.

Pipeline segment margin increased $13.3 million, with $8.7 million attributable to the revenues from the CO2 pipelines acquired from Denbury, $4.1 million to increased volumes and tariffs on the crude oil pipelines and the effects of higher crude oil prices on pipeline loss allowance volumes, and $0.5 million to a reduction in pipeline operating costs.  Volumes increased on all three crude oil pipeline systems.  Annual tariff increases on the Mississippi and Jay pipeline systems also increased revenues.

Approximately $16.8 million of the increase in the segment margin in our supply and logistics segment is attributable to the Davison operations acquired in July 2007.  The supply and logistics operations that existed before the Davison transaction experienced favorable variations in crude oil price differentials as well as volumetric gains.  Costs of operating our truck fleet, primarily fuel costs, reduced the effects of these favorable variations.

General and administrative costs, depreciation and amortization and interest costs all increased between the nine-month periods as a function of the growth in our operations.  Additionally, we borrowed $225 million under our existing credit facility to fund the CO2 pipeline acquisitions and borrowed $48.2 million for our inland marine operations.

We have increased our distribution in the last thirteen consecutive quarters, with the most recent increase of $0.0075 per unit for the distribution to be paid for the third quarter of 2008.

		Per Unit
Distribution For	Date Paid	Amount
Third quarter 2008	November 2008	$0.3225
Second quarter 2008	August 2008	$0.3150
First quarter 2008	May 2008	$0.3000
Fourth quarter 2007	February 2008	$0.2850
Third quarter 2007	November 2007	$0.2700
Second quarter 2007	August 2007	$0.2300

The third quarter 2008 distribution will be paid November 14, 2008 to unitholders of record on November 4, 2008.  We generated Available Cash before reserves (a non-GAAP measure) of $23.6 million during the third quarter of 2008.  Net cash flows provided by operating activities were $33.5 million for the third quarter period.  (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash

Several adjustments to net income are required to calculate Available Cash before reserves.  The calculation of Available Cash before reserves for the quarter ended September 30, 2008 is as follows (in thousands):

Three Months Ended
September 30, 2008

Net income	$10,763
Depreciation and amortization	18,100
Cash received from direct financing leases not
included in income	893
Cash effects of sales of certain assets	147
Effects of available cash generated by investments
in joint ventures not included in income	401
Cash effects of stock appreciation rights plan	(113)
Deferred tax benefit	(2,462)
Other non-cash items	(2,194)
Maintenance capital expenditures	(1,983)
Available Cash before reserves	$23,552

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, November 6, 2008, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil, carbon dioxide and, to a lesser extent, natural gas.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases, such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2007

Revenues	$636,919	$354,270
Cost of sales	596,257	334,131
General and administrative expenses	9,239	4,724
Depreciation and amortization expense	18,100	8,372
Net gain on disposal of surplus assets	(58)	-
OPERATING INCOME	13,381	7,043
Equity in earnings of joint ventures	216	361
Interest expense, net	(4,483)	(4,701)
INCOME BEFORE INCOME TAXES
AND MINORITY INTERESTS	9,114	2,703
Income tax benefit (expense)	1,504	(1,004)
Minority interests	145	-
NET INCOME	$10,763	$1,699

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.25	$0.07

Volume data:
Crude oil pipeline barrels per day (total)	64,676	60,311
Mississippi Pipeline System barrels per day	25,232	22,818
Jay Pipeline System barrels per day	13,817	14,596
Texas Pipeline System barrels per day	25,627	22,897
CO2 sales Mcf per day	83,816	85,705
NaHS dry short tons sold	38,319	N/A

Units Data:
Common units held by general partner and its affiliates	4,028,096	2,094,323
Common units held by Davison family	11,781,379	13,459,209
Common units held by others	23,642,830	12,765,000
Total common units outstanding	39,452,305	28,318,532

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007

Revenues	$1,763,644	$738,850
Cost of sales	1,658,897	705,572
General and administrative expenses	26,929	13,652
Depreciation and amortization expense	51,610	12,346
Net loss (gain) on disposal of surplus assets	36	(24)
OPERATING INCOME	26,172	7,304
Equity in earnings of joint ventures	378	915
Interest expense, net	(8,191)	(5,248)
INCOME BEFORE INCOME TAXES
AND MINORITY INTERESTS	18,359	2,971
Income tax benefit (expense)	1,233	(1,059)
Minority interests	144	-
NET INCOME	$19,736	$1,912

NET INCOME PER COMMON UNIT -
BASIC	$0.47	$0.11
DILUTED	$0.46	$0.11

Volume data:
Crude oil pipeline barrels per day (total)	66,043	58,531
Mississippi Pipeline System barrels per day	24,323	20,938
Jay Pipeline System barrels per day	13,422	13,027
Texas Pipeline System barrels per day	28,298	24,566
CO2 sales Mcf per day	78,967	76,035
NaHS dry short tons sold	126,716	N/A

Units Data:
Common units held by general partner and its affiliates	4,028,096	2,094,323
Common units held by Davison family	11,781,379	13,459,209
Common units held by others	23,642,830	12,765,000
Total common units outstanding	39,452,305	28,318,532

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS

	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$40,878	$20,500
General and administrative expenses	(9,239)	(4,724)
Depreciation and amortization	(18,100)	(8,372)
Net gain on disposal of surplus assets	58	-
Interest expense, net	(4,483)	(4,701)
Income before income taxes and minority interests	$9,114	$2,703

	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$105,125	$34,193
General and administrative expenses	(26,929)	(13,652)
Depreciation and amortization	(51,610)	(12,346)
Net (loss) gain on disposal of surplus assets	(36)	24
Interest expense, net	(8,191)	(5,248)
Income before income taxes and minority interests	$18,359	$2,971

	Three Months Ended
	June 30, 2008
	(in thousands)

Segment margin excluding depreciation and
amortization	$36,979
General and administrative expenses	(9,166)
Depreciation and amortization	(16,721)
Net (loss) gain on disposal of surplus assets	(76)
Interest expense, net	(2,039)
Income before income taxes and minority interest	$8,977

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

Three Months Ended
September 30, 2008
(in thousands)

Net cash flows from operating activities (GAAP measure)	$33,534
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance capital expenditures	(1,983)
Proceeds from asset sales	147
Amortization of credit facility issuance costs	(427)
Effects of available cash generated by investments in joint
ventures not included in cash flows from operating activities	35
Net effect of changes in operating accounts not included
in calculation of Available Cash	(7,754)
Available Cash before reserves (Non-GAAP measure)	$23,552

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash. Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before reserves (also referred to as distributable cash flow) is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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